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                                                                     Exhibit 3.1

                               AMENDMENT NO. 1 TO
                       FIRST RESTATED AND AMENDED BY-LAWS
                                       OF
                             ANKER COAL GROUP, INC.

                            (Adopted April 28, 1999)

         1. Article II, Section 5 of the Company's By-laws be and hereby is stricken and replaced in full by the following:

         SECTION 5. SPECIAL MEETINGS. Special meetings of the stockholders for any purpose or purposes may be called by the Chairman and Chief Executive Officer or President of the Corporation, or by resolution of the Board of Directors and shall be called by the Chairman and Chief Executive Officer, President or Secretary of the Corporation if requested in writing by the holders of not less than 25% of the outstanding common stock of the Corporation.

         2. Article IV, Section 1 of the Company's By-laws be and hereby is stricken and replaced in full by the following:

         SECTION 1. OFFICERS. The officers of the Corporation shall be a Chairman and Chief Executive Officer, President, Executive Vice President, Treasurer, Secretary and Assistant Secretary, all of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualified. None of the officers of the Corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting. Two or more offices may be held by the same person. All officers shall be subject to the reasonable supervision and direction of the Board of Directors in a manner consistent with the offices held by such officers.

         3. Article IV, Section 3 of the Company's By-laws be and hereby is stricken and replaced full by the following:

         SECTION 3. CHAIRMAN AND CHIEF EXECUTIVE OFFICER. The Chairman and Chief Executive Officer shall serve as the Chairman of the Board of Directors, shall preside at all meetings of the Board of Directors, shall be the chief executive officer of the Corporation and shall have the general powers and duties of supervision and management usually vested in a chief executive officer of a corporation. The Chairman and Chief Executive Officer shall exercise supervision and direction over all the business, affairs and property of the Corporation, and he shall have and perform such other suitable duties incident to the conduct of its business and as from time to time may be assigned to him by the Board of Directors. He shall preside at all meetings of the stockholders if present thereat. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute deeds, bonds, mortgages and other contracts and writings on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.
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         4.       Article IV, Section 4 of the Company's By-laws be and hereby is stricken and replaced full by the following:

         SECTION 4. PRESIDENT. The President shall be the chief operating officer of the Corporation and shall have the powers and duties and shall perform the functions of the Chairman and Chief Executive Officer in his absence or incapacity. The President shall have such other powers and duties of supervision and management usually vested in the office of president of a corporation and as from time to time may be assigned to him by the Board of Directors

         5. Article IV, Section 5 of the Company's By-laws be and hereby is stricken and replaced in full by the following:

         SECTION 5. EXECUTIVE VICE-PRESIDENT. The Executive Vice-President shall have the duties and powers and perform the executive functions of the President in the absence or incapacity of the President, and shall have such other powers and shall perform such other suitable duties as shall be assigned to him by the directors.

         6. Article IV, Section 7 of the Company's By-laws be and hereby is stricken and replaced in full by the following:

         SECTION 7. TREASURER. The Treasurer shall be the chief financial officer of the Corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors.

         The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, or the Chairman and Chief Executive Officer or President, taking proper vouchers for such disbursements. He shall render to the Chairman and Chief Executive Officer, President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

         7. Article IV, Section 8 of the Company's By-laws be and hereby is stricken and replaced in full by the following:

         SECTION 8. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-Laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman and Chief Executive Officer or President, or by the directors, or stockholders, upon whose requisition the meeting is called as provided in these By-Laws. He shall record all the proceedings of the meetings of the Corporation and of the directors in a book to be




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kept for that purpose, and shall perform such other suitable duties as may be assigned to him by the directors, the Chairman and Chief Executive Officer or President. He shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the directors, the Chairman and Chief Executive Officer or President, and attest the same.

         8. Article VII, Section 3 of the Company's By-laws be and hereby is stricken and replaced in full by the following:

         SECTION 3. CERTIFICATES OF STOCK. Certificates of stock, signed by the Chairman and Chief Executive Officer, or the President or any Vice President, and the Treasurer or an Assistant Treasurer, or Secretary or an Assistant Secretary, shall be issued to each stockholder certifying the number of shares owned by him in the Corporation. When such certificates are countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of such officers may be facsimiles.









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